Exhibit 4.10

NOVOGEN LIMITED
ACN 063 259 754

16 – 21 Edgeworth David Avenue
Hornsby NSW 2077

TABLE OF CONTENTS

1.	INTERPRETATION AND OBJECT	3

1.1	Definitions	3

1.2	General	5

1.3	Headings	6

1.4	Object of Plan	6

2.	ADMINISTRATION	6

2.1	Committee’s authority	6

2.2	Total number of Shares	6

2.3	Determination of eligibility	7

2.4	Determination of price	7

2.5	Disputes	7

2.6	Directions from Board	8

3.	METHOD OF INVITATION	8

3.1	Invitations	8

3.2	Participant may apply	9

4.	APPLICATION FOR OPTIONS	9

4.1	Application	9

4.2	Grant and Certificate	9

5.	OPTION TO SUBSCRIBE	9

5.1	Exercise	9

5.2	Notice	10

5.3	Payment	10

5.4	Allotment	10

5.5	Share allotted upon exercise of Option	10

5.6	Lapse	10

5.7	Balance certificate	11

5.8	Listing on ASX	11

5.9	No additional rights	11

6.	ADJUSTMENTS	11

6.1	New issues	11

6.2	Rights/entitlements issues	11

6.3	Pro-rata bonus issues	11

6.4	Sub-division or consolidation	12

6.5	Return of capital	12

6.6	Cancellation of capital that is lost	12

6.7	Pro rata cancellation of capital	12

6.8	General reorganisation	12

6.9	Notice of adjustment	12

6.10	Listing Rules	12

6.11	Cumulative adjustments	12

6.12	Rounding	12

7.	DURATION OF THE PLAN	13

7.1	Discretionary	13

7.2	Suspension	13

7.3	No prejudice	13

8.	AMENDMENT OF THE PLAN	13

8.1	Consistency with Trading Rules	13

8.2	By the Committee	14

8.3	Listing Rules	14

8.4	Hardship	14

9.	NOTICES AND CORRESPONDENCE	14

9.1	To the Company	14

9.2	To a Participant	14

10.	TRANSFER OF THE OPTION	14

10.1	No transfer	14

10.2	Death	14

10.3	Termination of Employment	15

SCHEDULE 1		16

NOVOGEN LIMITED

ACN 063 259 754

RULES OF THE NOVOGEN LIMITED EMPLOYEE SHARE OPTION PLAN

1.	INTERPRETATION AND OBJECT

1.1	Definitions

In these Rules, unless the context otherwise requires:

“Acceptance Form” means a form for the acceptance of the invitation made by the Committee to the Participant to participate in the Plan under clause 3.1 in such form as is approved by the Committee from time to time;

“Associated Company” means:

a)	any company that is a related body corporate of the Company; or

b)	any company in which the Company has voting power in no less than 20% of the voting shares;

“ASTC” means ASX Settlement and Transfer Corporation Pty Ltd;

“ASX” means ASX Limited;

“Board” means the board of Directors of the Company from time to time;

“Business Day” means a day which is a “business day” for the purposes of the Listing Rules;

“Change in Control” means:

a)	a person obtaining voting power in more than 30% of the voting shares of the Company; or

b)	a person ceasing to have voting power in more than 30% of the voting shares of the Company; or

c)	the Board resolving that it considers that a person who previously had not been in a position to do so, is in the position, directly or indirectly, and either alone or with associates to remove one-half or more of the Directors;

“Change in Control Period” means, in relation to a Change in Control, the 20 Business Days after the day on which the Change in Control occurred;

“CHESS” means the Clearing House Electronic Subregister System operated by ASTC, and includes any applicable clearing and settlement facility that is a prescribed CS facility under the Corporations Act.

“Committee” means the Board or, if a committee is appointed by the Board as contemplated by clause 2.1, that committee;

“Company” means Novogen Limited ACN 063 259 754;

“Corporations Act” means the Corporations Act 2001 (Cth);

“Director” means a director of the Company from time to time;

“Employee” means an employee (full time or part time) or officer of the Company or an Associated Company;

“Exercise Condition” means, in respect of an Option, one or more conditions which must be met before the Option may be exercised;

“Exercise Period” means, in respect of an Option, each of:

a)	each day which is after the Vesting Period and before the end of the Option Period;

b)	each Takeover Period during the Option Period; and

c)	each Change in Control Period during the Option Period;

“Exercise Price” means in respect of an Option, the subscription price on exercise of the Option determined in accordance with clauses 2.4 and 3.1 in relation to that Option (as adjusted under clause 6);

“Group” means the Company and ail Associated Companies;

“Holder” means in respect of an Option, the person registered as holder of the Option in the register of options maintained by the Company;

“Listing Rules” means the listing rules of ASX as they may apply to the Company from time to time;

“Option” means an option to subscribe under the Plan for one fully paid Share (as adjusted under clause 6);

“Option Certificate” means the certificate issued by the Company to a Holder in respect of an Option;

“Option Period” means, in respect of an Option, subject to clause 5.6, the period starting on the date on which the Company grants the Option and ending, unless another period is specified in the invitation made in relation to that Option under clause 3:

a)	on the fifth anniversary of that date; or

b)	at the end of any other period permitted by law that the Committee may from time to time determine for the purposes of this definition;

“Participant” means any Employee whom the Committee has decided under clause 2.3 is eligible to participate in the Plan;

“Plan” means the Novogen Limited Employee Share Option Plan established in accordance with these Rules;

“Record Date” has the meaning given to it by the Listing Rules;

“Share” means an ordinary share in the Company;

“Takeover Period” means:

a)	for a takeover bid under Chapter 6 of the Corporations Act, the “offer period” as defined in section 9 of the Corporations Act; and

b)	under part 5.1 of the Corporations Act, 30 Business Days from when a Court sanctions a compromise or arrangement proposed for the purpose or in connection with, a scheme for the reconstruction of the Company or its amalgamation with another body corporate.

“Trading Rules” means the Listing Rules, any other rules of ASX applying to the Company while it is admitted to the official list of ASX, and the ASTC settlement rules (or other operating rules) as amended or replaced from time to time; and

“Vesting Period” means, in respect of an Option, the period of two years after the date of grant or another period determined by the Committee (either generally or in a particular case).

1.2	General

In these Rules, unless the context otherwise requires:

a)	a reference to any legislation or legislative provision includes any statutory modification or re-enactment of, or legislative provision substituted for, and any subordinate legislation issued under, that legislation or legislative provision:

b)	the singular includes the plural and vice versa;

c)	a reference to an individual or person includes a corporation, partnership, joint venture, association, authority, trust, state or government and vice versa;

d)	a reference to any gender includes ail genders;

e)	a reference to a clause, schedule or annexure is to a clause, schedule or annexure of or to these Rules;

f)	a schedule or annexure forms part of these Rules;

g)	a reference to any agreement or document (including, without limitation, these Rules) is to that agreement or document (and, where applicable, any of its provisions) as amended, novated, supplemented or replaced from time to time;

h)	where an expression is defined, another part of speech or grammatical form of that expression has a corresponding meaning;

i)	a reference to a “related body corporate” of a body corporate is to a body corporate which is related to that body corporate within the meaning of section 50 of the Corporations Act;

j)	a reference to an “associate” of a person is to:

i)	a person acting in concert with the first person,

ii)	a person controlled, directly or indirectly, by the first person, or

iii)	a person who acts in accordance with the directions, instructions or wishes of the first person,

in respect of the matter to which the reference to an associate relates;

k)	a reference to “dollars” or “$” is to Australian currency;

l)	a reference to bankruptcy or winding up includes bankruptcy, winding up, liquidation, dissolution, becoming an insolvent under administration (as defined in section 9 of the Corporations Act), the appointment of an administrator and the occurrence of anything analogous or having a substantially similar effect to any of those conditions or matters under the law of any applicable jurisdiction, and to the procedures, circumstances and events which constitute any of those conditions or matters; and

m)	a reference to “amendment” includes addition, alteration, deletion, extension, modification and variation.

1.3	Headings

In these Rules, headings are for convenience of reference only and do not affect interpretation.

1.4	Object of Plan

The object of the Plan is to assist in the recruitment, reward, retention and motivation of employees of the Group.

2.	ADMINISTRATION

2.1	Committee’s authority

The Board or a committee appointed by the Board for the purpose under the constitution of the Company may manage and administer the Plan for the Company and the Committee has ail powers necessary to do so.

2.2	Total number of Shares

At any time, the aggregate of:

a)	the total number of Shares which the Company would have to issue if all Options granted under this Plan which have not lapsed were exercised; and

b)	the total number of Shares which the Company would have to issue if all options which have been granted under employee incentive schemes of the Company, which have not lapsed were exercised; and

c)	the total number of Shares issued under employee incentive schemes of the Company during the period of 5 years preceding that time,

must not exceed 5 per cent of the number of issued Shares at that time (whether fully paid or partly paid).

In working out the aggregate number of Shares the Company can issue, disregard any Share or option for a Share or option for a Share acquired or Share issued:

a)	to or by a person situated outside Australia at time of receipt of the offer;

b)	by way of or as a result of an excluded offer or invitation within the meaning in the Corporations Law as it stood before 13 March 2000; and

c)	by way of or as a result of an offer which does not need disclosure to investors because of section 708 of the Corporations Act.

2.3	Determination of eligibility

The Committee may from time to time in its absolute discretion decide:

a)	that an Employee is eligible to participate in the Plan;

b)	whether or not the Participant is already a Holder) the number of Options for which the Participant may at that time be invited to apply;

c)	the Exercise Conditions (if any) to be applicable to the Options for which the Participant may at that time be invited to apply.

In making these determinations, the Committee must consider:

a)	the Employee’s position with the Group and the services provided to the Group by the Employee;

b)	the Employee’s record of employment or service with the Group;

c)	the Employee’s potential contribution to the growth of the Group;

d)	any other matters which tend to indicate the Employee’s merit; and

e)	the terms of any offer made to the Employee to become an employee.

2.4	Determination of price

When the Committee decides to invite a Participant to apply for an Option, it must, in its absolute discretion (but subject to clause 6), also determine the Exercise Price for that Option subject to any restrictions in the Listing Rules.

2.5	Disputes

Any dispute or difference of any nature arising in relation to the Plan:

a)	must be referred to the Committee; and

b)	the Committee’s decision on that dispute or difference is final and binding on the Company, the participants and the Holders in all respects.

2.6	Directions from Board

The Board may at any time and from time to time:

a)	give directions to the Committee as to the manner of the exercise by the Committee of any of its discretions under these Rules or the Plan; and

b)	amend any of those directions,

and where the Board has given such a direction, the Committee must exercise the relevant discretion in accordance with that direction.

3.	METHOD OF INVITATION

3.1	Invitations

The Committee may from time to time give a Participant notice inviting the Participant to apply for Options and:

a)	must specify in the invitation:

i)	the date of the invitation;

ii)	the Participant;

iii)	the number of Options for which the Participant is invited to apply;

iv)	the amount payable (if any) by the Participant as consideration for the Options and the terms of its payment (which may include the circumstances in which the Company must refund some or all of that amount);

v)	the Exercise Price for each Option and where the Exercise Price is to be worked out in the future under a formulae, the formulae for determining the Exercise Price and an example based on the dollar equivalent of that price were that formulae applied at the date of the invitation;

vi)	the Vesting Period for each Option;

vii)	the Option Period for each Option;

viii)	the Exercise Conditions (if any) determined by the Committee to be applicable in respect of each Option;

ix)	the closing date for applying for each Option;

x)	how the Company will during the Option Period, within a reasonable period of the Participant so requesting, make available to the Participant, the current market price of Shares; and

xi)	how the Participant is to apply for the Option;

b)	must include with the invitation:

i)	a copy, or a summary, of these Rules; and

ii)	an Acceptance Form; and

c)	must undertake in the invitation that during the Option Period, within a reasonable period of the Participant, so requesting:

i)	if the invitation is accompanied by a summary of these Rules, the Company will provide the Participant, without charge, with a copy of these Rules;

ii)	the Company will make available to the Participant the current market price of Shares.

3.2	Participant may apply

Where a Participant receives an invitation under clause 3.1, the Participant may apply for the Options specified in the invitation,

4.	APPLICATION FOR OPTIONS

4.1	Application

A Participant who wishes to apply for Options specified in an invitation made under clause 3 must on or before the closing date stated in the invitation (or any later date that the Company may allow either generally or in a particular case):

a)	do what is specified in the invitation in order to apply for the Option; and

b)	execute the Acceptance Form, or arrange for the execution of the Acceptance Form on the Participant’s behalf and deliver it to the Committee, and upon so accepting the Participant agrees to be bound by the Rules.

4.2	Grant and Certificate

Upon receipt of a duly completed Acceptance Form, the Company must:

a)	grant the relevant Options to the Participant; and

b)	must issue the Holder an Option Certificate in respect of those Options.

5.	OPTION TO SUBSCRIBE

5.1	Exercise

The Participant may exercise any Option granted to the Participant under clause 4.2 only:

a)	during an Exercise Period for the Option;

b)	by giving a notice and doing all the other things required by clause 5.2 during that time; and

c)	if the Participant at the same time either:

i)	exercises a number of Options so that the Company will issue a minimum of a number of Shares or multiple of a number that the Committee determines; or

ii)	exercises all the Options granted to the Participant which the Participant is then entitled to exercise.

The exercise of an Option does not prevent the exercise of any other Option.

5.2	Notice

To exercise an Option the Participant must give a notice specifying that it exercises the Option to the Company accompanied by:

a)	the relevant Option Certificate; and

b)	payment of the full amount of the Exercise Price in accordance with clause 5.3.

Exercise of an Option is only effective when the Company receives full value for the full amount of the Exercise Price.

5.3	Payment

All payments of the Exercise Price for an Option must be made by cheque, bank draft or postal order made out in favour of the Company.

5.4	Allotment

Not more than ten Business Days after the exercise of an Option becomes effective, the Company must allot and issue to the Participant the Shares the subject of the Option.

5.5	Share allotted upon exercise of Option

The Shares allotted and issued following exercise of an Option, upon allotment rank pari passu in all respects (including as to dividends the entitlement to which is determined after the allotment) with those then issued fully paid Shares which are entitled to participate in full in any dividend and are subject to the constitution of the Company.

5.6	Lapse

Each Option lapses:

a)	on exercise of the Option under clause 5.2;

b)	if the Option is not exercised under clause 5.2 during the Option Period, at the end of the Option Period;

c)	if the Participant:

i)	subject to clause 10.2, dies;

ii)	ceases to be an Employee during the Vesting Period; or

iii)	subject to clause 10.3, ceases to be an Employee after the Vesting Period and the Option is not exercised within 30 Business Days after that happens;

d)	if the Committee becomes aware of circumstances which, in the reasonable opinion of the Committee indicate that the Participant has acted fraudulently, dishonestly or in a manner which is in breach of his or her obligations to the Company or any Associated Company and the Committee (in its absolute discretion) determines that the Option lapses; or

if the Company commences to be wound up;

5.7	Balance certificate

If the Participant exercises less than ail of the Options referred to in an Option Certificate, the Committee must issue to the Holder an Option Certificate in respect of the Options not exercised at that time.

5.8	Listing on ASX

The Shares to be issued to any Participant upon exercise of an Option will not be quoted on any stock exchange on which the Shares of the Company are quoted until the Option is exercised, at which time the Company must apply to ASX (and any other stock exchange on which the Shares of the Company are quoted) for, and will use its best endeavours to obtain, quotation for those Shares.

5.9	No additional rights

The Plan does not give a Participant any additional rights to compensation or damages as a result of the termination of employment or appointment.

6.	ADJUSTMENTS

6.1	New issues

Where after the Vesting Period and before the end of the Option Period the Company gives holders of Shares the right (pro-rata with existing shareholdings) to subscribe for additional securities and the Option is not exercised as contemplated in clause 6.2, the Exercise Price of an Option after the issue of those securities is adjusted in accordance with the formula set out in schedule 1.

6.2	Rights/entitlements issues

Where after the Vesting Period but during the Option Period of an Option, the Company makes a pro rata offer or invitation to holders of Shares of securities of the Company or any other entity, the Company must give the Participant notice not less than 9 Business Days before the Record Date to determine entitlements to receive that offer or invitation to enable the Participant to exercise the Option and receive that offer or invitation in respect of the Shares allotted on exercise of the Option.

6.3	Pro-rata bonus issues

Where during the Option Period the Company makes a pro-rata bonus issue to holders of Shares and an Option is not exercised before the Record Date to determine entitlements to that bonus issue, the number of securities to be issued on exercise of the Option is the number of Shares before that bonus issue plus the number of securities which would have been issued to the Holder if the Option had been exercised before that Record Date.

6.4	Sub-division or consolidation

Where during the Option Period the Company subdivides or consolidates its Shares, the Options must be subdivided or consolidated {as the case may be) in the same ratio as the Shares and the Exercise Price must be amended in inverse proportion to that ratio.

6.5	Return of capital

Where during the Option Period the Company makes a return of capital, the number of Options remains the same, and the Exercise Price of each Option is reduced by the same amount as the amount returned in relation to each Share (or in relation to a number of Shares equal to the number of Shares to be issued on exercise of the Option if that number is not 1).

6.6	Cancellation of capital that is lost

Where during the Option Period the Company makes a cancellation of any paid up share capital that is lost or not represented by available assets, the number of Options and the Exercise Price of each Option is unaltered.

6.7	Pro rata cancellation of capital

Where during the Option Period the Company reduces its issued capital on a pro rata basis, the number of Options must be reduced in the same ratio as the Shares and the Exercise Price of each Option must be amended in inverse proportion to that ratio.

6.8	General reorganisation

Where during the Option Period the Company reorganises its issued capital in any way not contemplated by this clause 6, the number of Options or the Exercise Price, or both, must be reorganised so that the Participant will not receive a benefit that holders of Shares do not receive.

6.9	Notice of adjustment

The Company must give notice to Holders of any adjustment to the number description or items of security which are to be issued on exercise of an Option or to the Exercise Price in accordance with the applicable Listing Rules. This notice may be in the form of a revised Option Certificate.

6.10	Listing Rules

Each adjustment contemplated by the provisions of this clause 6 is subject to its being consistent with the Listing Rules. The Company may amend the terms of any Option, or the rights of any Holder under this Plan, to comply with the Listing Rules applying at the time to any reorganisation of capital of the Company,

6.11	Cumulative adjustments

Each adjustment provided for in clauses 6.1 to 6.8 (inclusive) is to be made to either or both the Shares and the Exercise Price in respect of each Option granted and unexercised at the time the relevant clause applies on each occasion during the Option Period of the Option that the relevant clause applies.

6.12	Rounding

Before an Option is exercised under clause 5.1, ail adjustment calculations are to be carried out including all fractions (in relation to both the Shares and the Exercise Price of the Option), but on exercise the number of Shares issued is rounded down to the next lower whole number and the Exercise Price rounded up to the next higher cent.

7.	DURATION OF THE PLAN

7.1	Discretionary

The Plan continues in operation until the Committee decides to terminate or discontinue it.

7.2	Suspension

The Committee may decide to suspend the operation of the Plan either for a fixed period or indefinitely and may also decide to end any period of suspension.

7.3	No prejudice

If the Plan terminates or is discontinued or suspended for any reason, that does not prejudice the accrued rights of Holders or Participants.

8.	AMENDMENT OF THE PLAN

8.1	Consistency with Trading Rules

If the Company is either (or both) admitted to the official list of ASX or a member of CHESS, the following provisions apply (unless ASX or ASTC waives the relevant Trading Rule in writing);

a)	despite anything contained in this Plan, if the Trading Rules prohibit an act being done, the act must not be done;

b)	nothing in this Plan prevents an act being done that the Trading Rules require to be done;

c)	if the Trading Rules require an act to be done or not to be done, authority is given for that act to be done or not to be done (as the case may be);

d)	if the Trading Rules require this Plan or the terms of the issue of the Options to contain a provision and they do not contain such a provision, this Plan or the terms of issue of the Options (as the case may be) are taken to contain that provision;

e)	if the Trading Rules require this Plan or the terms of the issue of the Options not to contain a provision and they contain such a provision, this Plan or the terms of issue of the Options (as the case may be) are taken not to contain that provision; and

f)	if any provision of this Plan or the terms of the issue of the Options are or become inconsistent with the Trading Rules, this Plan or the terms of issue of the Options (as the case may be) are taken not to contain that provision to the extent of the inconsistency.

8.2	By the Committee

Subject to clause 8.3, the Committee may at any time and from time to time by resolution:

a)	amend ail or any of these Rules or ail or any of the rights or obligations of the Participants or Holders or any of them; and

b)	formulate (and subsequently amend) special terms and conditions, in addition to those set out in these Rules, to apply to Participants employed in, resident in, or who are citizens of, a particular jurisdiction.

8.3	Listing Rules

The Committee’s exercise of its powers under clause 8.1 is subject to any restrictions or procedural requirements relating to the amendment of the terms of an employee incentive scheme or of issued options imposed by the Listing Rules and applicable to the Plan or the Options, as the case may be, unless those restrictions or requirements are relaxed or waived by ASX or any of its delegates either generally or in a particular case or class of cases and either expressly or by implication.

8.4	Hardship

The Committee may, if it reasonably forms the opinion that the operation of any term of an Option or of this Plan is or may be unfair, harsh or unconscionable for any Participant in the circumstances relating to that Participant, alter, amend or vary that term or its operation by notice in writing to the affected Participant.

9.	NOTICES AND CORRESPONDENCE

9.1	To the Company

Any notice required to be given by a Holder or Participant to the Company or the Committee or any correspondence from a Holder or Participant to the Company or the Committee in connection with the Plan must be in writing signed by (or on behalf of) the person giving it and must be given or made to the principal place of business of the Company or any other address of which the Company gives notice.

9.2	To a Participant

Any notice required to be given by the Company or the Committee to a Holder or Participant or any correspondence from the Company or the Committee to a Holder or Participant in connection with the Plan must be in writing and must be given or made by a person authorised by the Committee on behalf of the Company or the Committee to the place of employment of the relevant person or to the last address of that person given to the Company.

10.	TRANSFER OF THE OPTION

10.1	No transfer

Each Option is personal to the Participant and is not transferable, transmissible, assignable or chargeable, except in accordance with clause 10.2, clause 10.3 or with the prior written consent of the Committee.

10.2	Death

If the Participant dies after the Vesting Period and before the end of the Option Period, with the written approval of the Committee in its absolute discretion, the Option may (but only at a time permitted by the approval and in accordance with any conditions specified in the approval) be exercised by the legal personal representatives of the Participant in accordance with clause 5.1 and to the extent necessary for this to occur, the Option may be transferred to the legal personal representatives and does not lapse.

10.3	Termination of Employment

if the Participant ceases to be an Employee after the Vesting Period and before the end of the Option Period, the Committee may in its absolute discretion (on any conditions which it thinks fit) decide that the Option does not lapse under clause 5.6(c) (iii) but lapses at the time and subject to the conditions it may specify by notice to the Participant. In making a decision under this clause, the Committee may consider any relevant matter (including, without limitation, whether the Participant ceased to be an Employee by reason of retirement, ill-health, accident or redundancy).

SCHEDULE 1

O’ = O - E	[P - (S + D)]
N + 1
Where:

O’=	the new Exercise Price of the Option or the Minimum Price, whichever is the greater.

O =	the old Exercise Price of the Option.

E =	the number of Shares into which an Option is exercisable.

P =	the average closing price (excluding special crossings, overnight sales and exchange traded option exercises) on the Stock Exchange Automated Trading System provided for the trading of securities on ASX of Shares (weighted by reference to volume) during the 5 trading days before the ex rights date or ex entitlements date.

S =	the subscription price for one security under the renounceable rights or entitlements issue,

D =	the dividend due but not yet paid on existing Shares (except those to be issued under the renounceable rights issue or entitlements issue).

N =	number of Shares with rights or entitlements required to be held to receive a right to one new security.